Exhibit 99.1

Erie Indemnity Company Reports Election of Board of Directors and Executive Officers

Erie, Pa. — April 18, 2006 — The shareholders of Erie Indemnity Company (NASDAQ: ERIE) at their annual meeting on Tuesday, April 18, 2006, elected as directors fourteen nominees recommended by the nominating committee. The persons elected to the board of directors are:

•	Kaj Ahlmann, Advisory Board Member, Sapiens International and former Chairman and Chief Executive Officer Danish Re Group, a property & casualty reinsurer

•	John T. Baily, Retired President, Swiss Re Capital Partners

•	J. Ralph Borneman Jr., President and Chief Executive Officer and Chairman of the Board of Body-Borneman Associates, Inc.

•	Patricia Garrison-Corbin, President and Chief Executive Officer of P.G. Corbin Asset Management, Inc. and President, P.G. Corbin & Company, Inc.

•	John R. Graham, Executive-in-Residence and Professor of Finance, College of Business Administration, Kansas State University, and Chairman of the Board and Chief Executive Officer of Graham Capital Management

•	Jonathan Hirt Hagen, Vice Chairman, Custom Group Industries, and private investor

•	Susan Hirt Hagen, Co-trustee of H.O. Hirt Trusts

•	C. Scott Hartz, Senior Managing Director, SCIUS Capital Group, LLC, Chief Executive Officer, Hartz Group, IT and technology consultant

•	F. William Hirt, Co-trustee of H.O. Hirt Trusts; Chairman of the Board of Erie Indemnity Company, Erie Family Life Insurance Company and Erie Insurance Company

•	Claude C. Lilly III, Dean, Belk College of Business Administration, University of North Carolina

•	Jeffrey A. Ludrof, President and Chief Executive Officer of Erie Indemnity Company, Erie Family Life Insurance Company and Erie Insurance Company

•	Lucian L. Morrison, independent trustee and consultant in trust, estate, probate and qualified plan matters

•	Thomas W. Palmer, Managing Partner of the law firm of Marshall & Melhorn, LLC

•	Robert C. Wilburn, President and Chief Executive Officer, Gettysburg National Battlefield Museum Foundation

At the Board of Directors meeting on Tuesday, April 18, 2006, the Board also re-elected the current executive management team of the Erie Insurance Group and re-elected F. William Hirt as Chairman of the Board. The principal officers re-elected are:

•	John J. Brinling Jr., CPCU, Executive Vice President, Erie Family Life Insurance Company

•	Philip A. Garcia, CPA, FLMI, ACS, Executive Vice President and Chief Financial Officer

•	Michael Krahe, Ph.D., Executive Vice President of Human Development and Leadership

•	Jeffrey A. Ludrof, CPCU, AIC, CIC, LUTCF, President and CEO

•	Thomas B. Morgan, AIS, CIC, Executive Vice President, Insurance Operations

•	Jan R. Van Gorder, Esq., Senior Executive Vice President, Secretary and General Counsel

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com